Exhibit 4.3

CERTIFICATE OF TRUST

OF

ARROW CAPITAL TRUST I

THIS CERTIFICATE OF TRUST of Arrow Capital Trust I (the "Trust"), dated as of November 22, 1999, has been duly executed and is being filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

1. Name. The name of the business trust formed hereby is Arrow Capital Trust I (the "Trust").

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801.

3. Effective Date. This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Trust as of the date first above written.

CHASE MANHATTAN BANK DELAWARE,

not in its individual capacity but solely as trustee

of the Trust

By: /s/ John J. Cashlin

Name: John J. Cashin

Title: Vice President